                                                                    Exhibit 26







                          SECURITIES PURCHASE AGREEMENT

                            dated as of June 16, 1999

                                      among

                          HANGER ORTHOPEDIC GROUP, INC.

                                       and

                           THE PURCHASERS NAMED HEREIN

                                TABLE OF CONTENTS



Article I DEFINED TERMS; RULES OF CONSTRUCTION.............................1
   1.1    Defined Terms....................................................1
   1.2    Rules of Construction............................................5

Article II PURCHASE AND SALE OF SHARES; CLOSING............................6
   2.1    Certificate of Amendment.........................................6
   2.2    Authorization of Issuance of Preferred Shares....................6
   2.3    Sale of Securities...............................................6
   2.4    Closing..........................................................6
   2.5    Closing Deliveries...............................................7
   2.6    Use of Proceeds..................................................7

Article III REPRESENTATIONS AND WARRANTIES ABOUT THE COMPANY...............7
   3.1    Offering Memorandum..............................................7
   3.2    Capitalization...................................................8
   3.3    Organization, Power and Authority and Good Standing..............9
   3.4    Authorization, Execution, Enforceability and Consents............9
   3.5    Reports and Financial Information...............................11
   3.6    Compliance with Laws............................................11
   3.7    Absence of Changes..............................................12
   3.8    Taxes...........................................................12
   3.9    Title to Assets.................................................12
   3.10   Proceedings.....................................................12
   3.11   Contracts.......................................................13
   3.12   Insurance.......................................................13
   3.13   ERISA...........................................................13
   3.14   Accounting......................................................14
   3.15   Investment Company..............................................14
   3.16   Solvency........................................................14
   3.17   Private Sale....................................................14
   3.18   Brokers.........................................................14
   3.19   Regulatory Matters..............................................15
   3.20   Y2K.............................................................15
   3.21   Incorporation of NovaCare Purchase Agreement....................16
   3.22   Certificates of Officers........................................16

Article IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS...............16
   4.1    Authorization of the Documents..................................16
   4.2    Investment Representations......................................16

Article V CONDITIONS TO CLOSING...........................................17
   5.1    Conditions to Purchasers' Obligations...........................17
   5.2    Conditions to the Company's Obligations.........................19

Article VI INDEMNIFICATION................................................19
   6.1    Survival of Representations, Warranties, Agreements
            and Covenants, Etc............................................19
   6.2    Indemnification.................................................19

Article VII TRANSFER OF SECURITIES........................................21
   7.1    Restriction on Transfer.........................................21
   7.2    Restrictive Legends.............................................22
   7.3    Notice of Transfer..............................................22
   7.4    Transfer Pursuant to Rule 144...................................23

Article VIII ADDITIONAL AGREEMENTS OF THE COMPANY.........................23
   8.1    Escrow of Proceeds of Senior Subordinated Notes.................23
   8.2    Conduct Pending Closing.........................................23
   8.3    Existing Warrants and Common Stock..............................24
   8.4    Amendment of By-laws............................................25

Article IX MISCELLANEOUS..................................................25
   9.1    Fees............................................................25
   9.2    Further Assurances..............................................26
   9.3    Remedies........................................................26
   9.4    Successors  and  Assigns........................................26
   9.5    Entire  Agreement...............................................26
   9.6    Notices.........................................................27
   9.7    Amendments, Modifications and Waivers...........................28
   9.8    Governing  Law; Waiver of Jury Trial............................28
   9.9    No Third Party Reliance.........................................28
   9.10   Submission to Jurisdiction......................................29
   9.11   Severability....................................................29
   9.12   Independence of Agreements, Covenants, Representations
            and Warranties................................................29
   9.13   Counterparts; Facsimile Signatures..............................30

                             SCHEDULES AND EXHIBITS

SCHEDULES
Schedule I        -   Purchasers, Purchase Price and Fees
Schedule 3.2(d)   -   Options and Warrants
Schedule 3.2(e)   -   Preemptive Rights and Rights of First Refusal
Schedule 3.2(f)   -   Liens
Schedule 3.2(g)   -   Redemption Rights
Schedule 3.2(h)   -   Registration Rights
Schedule 3.6      -   Orders
Schedule 3.10     -   Proceedings
Schedule 3.20     -   Y2K

EXHIBITS
Exhibit A         -   Certificate of Designations for Redeemable Preferred Stock
Exhibit B         -   Form of Charter Amendment
Exhibit C         -   Investor Rights Agreement
Exhibit D         -   Regulation Y Letter

                                                 SECURITIES PURCHASE AGREEMENT
                                        dated as of June 16, 1999 among HANGER
                                        ORTHOPEDIC GROUP, INC., a Delaware
                                        corporation (the "Company"), and the
                                        Purchasers listed on Schedule I
                                        (collectively, the "Purchasers").

         The Company is in the business of developing, acquiring and operating orthotic and prosthetic patient-care centers in the United States (the "Business"). The Company desires to raise $60,000,000 in preferred equity financing, and the Purchasers are willing to purchase certain shares of the Company's preferred stock in connection therewith, all on the terms and subject to the conditions set forth herein.

         ACCORDINGLY, in consideration of the foregoing and the covenants, agreements, representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto hereby agree as follows:


                                   ARTICLE I
                      DEFINED TERMS; RULES OF CONSTRUCTION

1.1      DEFINED TERMS.
         -------------

         Capitalized terms used and not otherwise defined in this Agreement have the meanings given to them below or in the other locations of this Agreement specified below (or, if not defined herein, have the meanings ascribed to them in the Certificate of Designations):

         "Agreement" shall have the meaning given to such term in Section 1.2.

         "Amended Charter" means, at any time prior to the effectiveness of the Charter Amendment, the Certificate of Incorporation of the Company as in effect on the date hereof and, thereafter, as amended by the Charter Amendment.

         "Applicable Securities" means the shares of Redeemable Preferred Stock, the Warrants and the Reserved Common Shares.

         "Board" means the Board of Directors of the Company.

         "Business" has the meaning given to it in the Preamble to this Agreement.

         "Business Day" means any day other than a Saturday, Sunday or a day on which all United States securities exchanges on which Securities issued by the Company are listed, are authorized or required to be closed.

         "Certificate of Designations" means the certificate of designations, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the Redeemable Preferred Stock, in substantially the form set forth in Exhibit A.

         "Certificate of Incorporation" means the Certificate of Incorporation of the Company as amended and restated and in effect from time to time prior to the effectiveness of the Charter Amendment.

         "Charter Amendment" means the amendment to the Company's Certificate of Incorporation, in substantially the form attached as Exhibit B.

         "Claim" means any claim, demand, assessment, judgment, order, decree, action, cause of action, litigation, suit, investigation or other Proceeding.

         "Closing" has the meaning given to it in Section 2.4.

         "Closing Date" has the meaning given to it in Section 2.4.

         "Closing Certificate" has the meaning given to it in Section 6.1.

         "Code" means the Internal Revenue Code of 1986, as amended, or any similar Federal law then in force, and the rules and regulations promulgated thereunder, all as the same may from time to time be in effect.

         "Commission" means the Securities and Exchange Commission or any successor or replacement thereto.

         "Company" has the meaning given to it in the caption to this Agreement.

         "Company Indemnified Persons" has the meaning given to it in Section 6.2(b).

         "Chase" shall mean Chase Equity Associates, L.P., a California limited partnership.

         "Credit Agreement" shall mean the Credit Agreement dated as of the date hereof, among the Company, The Chase Manhattan Bank, as Administrative Agent, Collateral Agent and Issuing Bank, Bankers Trust Company, as Syndication Agent, Paribas (f/k/a Banque Paribas), as Documentation Agent, and the Lenders party thereto.

         "Documents" means this Agreement, the Certificate of Designations, the Investor Rights Agreement and the Regulation Y Letters.

         "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, or any similar Federal law in force, and the rules and regulations promulgated thereunder, all as the same may be amended.

         "Equity Incentive Plans" has the meaning given to it in the Certificate of Designations.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar Federal Statute then in force, and the rules and regulations promulgated thereunder, all as the same may from time to time be in effect.

         "Final Memorandum" means the final offering memorandum dated June 9, 1999, to be used in connection with the sale of the Senior Subordinated Notes.

         "Fundamental Documents" means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. The Fundamental Documents of the Company are the Certificate of Incorporation (prior to the effectiveness under Delaware Law of the Charter Amendment), the Amended Charter (after the effectiveness under Delaware Law of the Charter Amendment) and the By-laws of the Company.

         "GAAP" means United States generally accepted accounting principles.

         "Indemnified Persons" means any of the Company Indemnified Persons or any of the Purchaser Indemnified Persons, as the context may require.

         "Indemnifying Persons" means any of the Purchasers or the Company, as the context may require.

         "Insurance Policies" has the meaning given to it in Section 3.12.

         "Intellectual Property Rights" means all industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, know-how, trade secrets, proprietary processes and formulae, confidential information, franchises, licenses, inventions, instructions, marketing materials, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing, including manuals, memoranda and records.

         "Investor Rights Agreement" means the Investor Rights Agreement among the Company and the Purchasers, in substantially the form set forth in Exhibit C.

         "Knowledge" has the meaning given to it in Section 1.2.

         "Liability" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

         "Loss" means any loss (including diminution in value of Securities), Liability, Claim, cost, damage, deficiency, Tax (including any Taxes imposed with respect to any indemnity payments for any such Loss), penalty, fine or expense, whether or not arising out of any Claims by or on behalf of any party to this Agreement or any third party, including interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing which any such party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of any indemnifiable event or condition.

         "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, condition (financial and otherwise), operations, results of operations, assets (including levels of working capital and components thereof), Liabilities, and prospects of such Person.

         "Material Agreements" has the meaning given to it in Section 3.10.

         "NovaCare Purchase Agreement" means the Stock Purchase Agreement dated as of April 2, 1999 by and among NovaCare, Inc., NC Resources, Inc., the Company and HPO Acquisition Corp., as in effect on the date hereof (after giving effect to Amendment No. 1 dated May 19, 1999).

         "Paribas" means Paribas North America, Inc.

         "Permits" has the meaning given to it in Section 3.6(b)

         "Person" has the meaning given to it in the Certificate of Designations.

         "Preliminary Memorandum" means the preliminary offering memorandum dated May 21, 1999 used in connection with the offering of the Senior Subordinated Notes.

         "Proceeding" means any legal, administrative or arbitration action, suit, complaint, charge, hearing, inquiry, investigation or proceeding.

         "Purchaser" has the meaning given to it in the caption to this Agreement and any Person succeeding to the rights of a Purchaser pursuant to the terms hereof.

         "Purchaser Indemnified Person" has the meaning given to it in Section 6.2(a).

         "Redeemable Preferred Stock" means the Corporation's 7% Redeemable Preferred Stock, par value $.01 per share.

         "Regulation Y Letter" means letters from the Company to Chase and Paribas, in substantially the form attached as Exhibit D.

         "Reserved Common Shares" means shares of Common Stock that will be reserved from and after the Convertibility Effective Date for issuance upon the conversion of the Redeemable Preferred Stock or the exercise of the Warrants, as the case may be.

         "Securities" has the meaning given to it in the Certificate of Designations.

         "Senior Subordinated Notes" means the Company's 11 1/4% Senior Subordinated Notes due 2009 issued on the date hereof.

         "Senior Subordinated Notes Purchase Agreement" means the Purchase Agreement dated as of June 9, 1999, among the Company and the Initial Purchasers signatory thereto.

         "Subsidiary" has the meaning given to it in the Certificate of Designations.

         "Tax" means any Taxes and the term "Taxes" means, with respect to any Person, (A) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) on such Person and (B) any Liability for the payment of any amount of the type described in the immediately preceding clause
(A) as a result of (i) being a "transferee" (within the meaning of Section 6901 of the Code or any other Applicable Law) of another Person, (ii) being a member of an affiliated, combined or consolidated group or (iii) a contractual arrangement or otherwise.

         "Trustee" has the meaning given to it in the Indenture.

         "Warrants" means the warrants to purchase shares of Common Stock that may be issuable upon the redemption of the Redeemable Preferred Stock in accordance with the Certificate of Designations.

1.2      RULES OF CONSTRUCTION.
         ----------------------

         The term this "Agreement" means this agreement together with all schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. In this Agreement, the term "Knowledge" of any Person means (i) actual knowledge of such Person (including the actual knowledge of the executive officers, key employees and directors of such Person) and (ii) that knowledge which could have been acquired by such Person after making such due inquiry and exercising such due diligence as a prudent businessperson would have made or exercised in the management of his or her business affairs, including due inquiry of those key employees and professionals of such Person who could reasonably be expected to have actual knowledge of the matters in question. The use in this Agreement of the term "including" means "including, without limitation." The words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1.

                                   ARTICLE II
                      PURCHASE AND SALE OF SHARES; CLOSING


2.1      CERTIFICATE OF AMENDMENT.
         ------------------------

         Prior to the Closing, the Company shall file with the Secretary of State of the State of Delaware the Certificate of Designations. The Certificate of Designations designates 60,000 shares of Redeemable Preferred Stock and sets forth the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof.

2.2      AUTHORIZATION OF ISSUANCE OF PREFERRED SHARES.
         ---------------------------------------------

         The Company has authorized the issuance at the Closing of an aggregate of 60,000 shares of Redeemable Preferred Stock.

2.3      SALE OF SECURITIES.
         ------------------

         At the Closing, subject to the satisfaction or waiver of the conditions set forth in Article V, the Company shall issue and sell to each Purchaser, and each Purchaser shall severally purchase from the Company, that number of shares of Redeemable Preferred Stock set forth opposite its name on Schedule I for the aggregate purchase price set forth opposite its name.

2.4      CLOSING.
         -------

         The closing (the "Closing") hereunder with respect to the issuance and sale of the Preferred Shares being purchased by each Purchaser at the Closing and the consummation of the related transactions contemplated hereby shall, subject to the satisfaction or waiver of the applicable conditions set forth in
Section 5.1, take place at
the offices of Haythe & Curley, 237 Park Avenue, New York, New York 10017 at 10:00 a.m., local time, on the date of the closing of the transactions contemplated by the NovaCare Purchase Agreement, or at such other time, date or place as agreed to by the parties.

2.5      CLOSING DELIVERIES.
         ------------------

         At the Closing, the Company shall deliver to each Purchaser purchasing shares of Redeemable Preferred Stock a certificate, registered in such Purchaser's name, representing the shares of Redeemable Preferred Stock purchased by such Purchaser at the Closing, against receipt by the Company of a wire transfer, of immediately available funds to an account or accounts designated by the Company, of an aggregate amount equal to the purchase price for the shares of Redeemable Preferred Stock being purchased by such Purchaser at the Closing (such date, the "Closing Date").

2.6      USE OF PROCEEDS.
         ---------------

         The proceeds received by the Company from the sale of all shares of Redeemable Preferred Stock shall be used by the Company solely as set forth under "Sources and Uses of Funds" in the Final Memorandum.


                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES ABOUT THE COMPANY

         The Company represents and warrants to each Purchaser as follows:


3.1      OFFERING MEMORANDUM.
         --------------------

         (a) Neither the Preliminary Memorandum as of the date thereof nor the Final Memorandum nor any amendment or supplement thereto as of the date thereof and at all times subsequent thereto up to the Closing Date contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this Section 3.1 do not apply to statements or omissions made in reliance upon and in conformity with information relating to either of the Purchasers furnished to the Company in writing by the Purchasers expressly for use in the Preliminary Memorandum, the Final Memorandum or any amendment or supplement thereto.

         (b) The statistical and market-related data included in the Final Memorandum are based on or derived from sources which the Company and the Subsidiaries believe to be reliable and accurate.

3.2      CAPITALIZATION.
         --------------

         The authorized capital stock of the Company immediately after the Closing shall consist of:

         (a) 25,000,000 duly authorized shares of Common Stock, of which (i) 18,852,824 shares shall be duly and validly issued and outstanding, fully paid and nonassessable, with no personal Liability attached to the ownership thereof,
(ii) 133,495 shares shall be held by the Company as treasury shares, (iii) 1,893,914 shares shall be duly and validly reserved for issuance pursuant to outstanding options, (iv) 468,099 shares shall be duly and validly reserved for issuance pursuant to options that may be granted after the date hereof to employees of the Company pursuant to the Company's Equity Incentive Plans and
(v) 830,650 shares shall be duly and validly reserved for issuance pursuant to outstanding warrants.

         (b) 10,000,000 duly authorized shares of Preferred Stock, 60,000 of which shall be duly and validly issued and outstanding, fully paid and nonassessable, with no personal Liability attached to the ownership thereof, all of which shall be held of record and beneficially by the Purchasers and in the amounts set forth on Schedule I, free and clear of all Liens. All of the outstanding shares of Preferred Stock shall be designated Redeemable Preferred Stock.

         (c) All Reserved Common Shares, if and when issued, will be duly and validly issued and outstanding, fully paid and nonassessable, with no personal Liability attached to the ownership thereof.

         (d) Schedule 3.2(d) contains a list of all outstanding warrants, options, agreements, convertible securities and other commitments pursuant to which the Company is or may become obligated to issue, sell or otherwise transfer any Securities of the Company, which list names all Persons entitled to receive such Securities, indicates whether or not such Securities are entitled to any anti-dilution or similar adjustments upon the issuance of additional Securities of the Company or otherwise, sets forth the shares of capital stock and other Securities required to be issued thereunder (calculated after giving effect to all such anti-dilution and other similar adjustments resulting from the issuance of the shares of Redeemable Preferred Stock and, if applicable, the other Applicable Securities) and the exercise or conversion price thereof, as applicable.

         (e) Except as set forth on Schedule 3.2(e) there are no preemptive rights, rights of first refusal or other similar rights to purchase or otherwise acquire shares of capital stock or other Securities of the Company pursuant to any Applicable Law, any Fundamental Document of the Company or any agreement to which the Company is a party or may be bound.

         (f) Except as set forth on Schedule 3.2(f) or as contemplated by the Documents and the Fundamental Documents of the Company, there is no Lien (such as a right of first refusal, right of first offer, proxy, voting trust or voting agreement) with respect to the sale or voting of any Securities of the Company (whether outstanding or issuable upon the conversion, exchange or exercise of outstanding Securities).

         (g) Except as set forth on Schedule 3.2(g), other than as required by the Certificate of Designations, there are no obligations to redeem, repurchase or otherwise acquire shares of capital stock or other Securities of the Company pursuant to any Applicable Law, any Fundamental Document of the Company or any agreement to which the Company is a party or may be bound.

         (h) Except as contemplated by the Investor Rights Agreement or as set forth on Schedule 3.2(h), no Person has any right to cause the Company to effect the registration under the Securities Act of any shares of Common Stock or any other Securities of the Company.

         (i) Except as set forth on Schedule 2 to the Senior Subordinated Notes Purchase Agreement, the Company does not have any Subsidiaries. Except for the Subsidiaries or as disclosed in the Final Memorandum, the Company does not own, directly or indirectly, any shares of capital stock or any other equity or long-term debt Securities or have any equity interest in any Person.

         (j) All Securities issued by the Company have been either issued in transactions in accordance with or exempt from registration under the Securities Act and the rules and regulations promulgated thereunder and all applicable state securities or "blue sky" laws, and the Company has not violated the Securities Act or any applicable state securities or "blue sky" laws in connection with the issuance of any such Securities. There are no restrictions upon the voting rights associated with, or the transfer of, any of the capital stock of the Company, except as provided by (i) United States or state securities laws or (ii) the terms and provisions of the Documents.


3.3      ORGANIZATION, POWER AND AUTHORITY AND GOOD STANDING.
         ----------------------------------------------------

         (a) Each of the Company and the Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate (or partnership or limited liability company) power and authority to own its properties and conduct its business as now conducted and as described in the Final Memorandum.

         (b) Each of the Company and the Subsidiaries is duly qualified to do business as a foreign entity in good standing in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.


3.4      AUTHORIZATION, EXECUTION, ENFORCEABILITY AND CONSENTS.
         ------------------------------------------------------

         (a) The Company has all requisite corporate power and authority to execute, deliver and perform each of its obligations under this Agreement and each other Document. This Agreement and each other Document has been duly and validly authorized by the Company. This Agreement has been duly executed and delivered by the Company and this Agreement constitutes and, when executed and delivered by the Company (assuming the due authorization, execution and delivery by the other parties thereto), each other Document to which it is a party, will constitute, a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

         (b) The authorization, reservation, issuance, sale and delivery, as applicable, of the shares of Redeemable Preferred Stock and, subject to the effectiveness of the Charter Amendment, the other Applicable Securities, have been duly and validly authorized by all requisite action on the part of the Company. The shares of Redeemable Preferred Stock and the other Applicable Securities (if issued), will be duly and validly issued and outstanding, fully paid and nonassessable, with no personal Liability attaching to the ownership thereof and not subject to any preemptive rights, rights of first refusal or other similar rights of the stockholders of the Company.

         (c) No consent, approval, authorization, Permit or Order of any Governmental Authority or third party is required for the issuance and sale by the Company of the Applicable Securities to the Purchasers or the consummation by the Company of the other transactions contemplated hereby or by any other Document, except in the case of the Reserved Shares, for the approval of the shareholders of the Company. None of the Company or the Subsidiaries is (i) in violation of its Fundamental Documents, (ii) in breach or violation of any Applicable Law, or (iii) in breach of or default under (nor has any event occurred which, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any Permit or Material Agreement to which the Company or any of its Subsidiaries is a party or to which any of their respective properties or assets is subject.

         (d) The execution, delivery and performance by the Company of this Agreement and each other Document, and the consummation of the transactions contemplated hereby and thereby, including the authorization, reservation, issuance, sale and delivery, as the case may be, of the shares of Redeemable Preferred Stock and, subject to the effectiveness of the Charter Amendment, the other Applicable Securities, will not (a) violate any Applicable Law or (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, under, any provision of the Fundamental Documents of the Company or any of its Subsidiaries or any Material Agreement or Permit to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their assets or properties are or may be bound.

3.5      REPORTS AND FINANCIAL INFORMATION.
         ----------------------------------

         (a) The audited consolidated financial statements of the Company and the Subsidiaries included in the Final Memorandum present fairly in all material respects the financial position, results of operations and cash flows of the Company and the Subsidiaries at the dates and for the periods to which they relate and have been prepared in accordance with GAAP applied on a consistent basis, except as otherwise stated therein. The summary and selected financial and statistical data in the Final Memorandum present fairly in all material respects the information shown therein and have been prepared and compiled on a basis consistent with the audited financial statements included therein, except as otherwise stated therein. PricewaterhouseCoopers LLP (the "Independent Accountants") is an independent public accounting firm within the meaning of Rule 2-01 of Regulation S-X.

         (b) The pro forma financial statements (including the notes thereto) and the other pro forma financial information included in the Final Memorandum
(i) comply as to form in all material respects with the applicable requirements of Regulation S-X promulgated under the Exchange Act, (ii) have been prepared in accordance with the Commission's rules and guidelines with respect to pro forma financial statements, and (iii) have been properly computed on the bases described therein; the assumptions used in the preparation of the pro forma financial data and other pro forma financial information included in the Final Memorandum are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein.

3.6      COMPLIANCE WITH LAWS.
         ---------------------

         (a) Schedule 3.6 sets forth a list of all Orders to which the Company or any of its Subsidiaries or any of their respective assets or properties is bound.

         (b) The Company and each of the Subsidiaries holds all material licenses, certificates and permits from Governmental Authorities ("Permits") which are necessary to the conduct of their businesses.

         (c) To the Knowledge of the Company, there is no proposed change in any Applicable Law which would require the Company or any of the Subsidiaries to obtain any material Permits in order to conduct the business of the Company and the Subsidiaries as each is presently conducted and as presently proposed to be conducted which the Company or such Subsidiary does not currently possess.

         (d) To the Company's knowledge, there is no Applicable Law which would prohibit or restrict the Company or any of the Subsidiaries from, or otherwise materially adversely affect the Company or any of the Subsidiaries in, conducting each of their businesses in any jurisdiction in which each is now conducting business or which it proposes to conduct business.

         (e) Neither the Company nor any of the Subsidiaries has infringed any Intellectual Property Rights of any Person. To the Knowledge of the Company, no

Person has infringed any owned or licensed Intellectual Property Rights of the Company or any of its Subsidiaries.

3.7      ABSENCE OF CHANGES.
         -------------------

         Since the date of the most recent financial statements appearing in the Final Memorandum, except as described therein, (i) none of the Company or the Subsidiaries has incurred any Liabilities or obligations, direct or contingent, or entered into or agreed to enter into any transactions or contracts (written or oral) not in the ordinary course of business, (ii) none of the Company or the Subsidiaries has purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock (other than with respect to any of such Subsidiaries, the purchase of, or dividend or distribution on, capital stock owned by the Company) and (iii) there has not been any material change in the capital stock or long-term indebtedness of the Company or its Subsidiaries.

3.8      TAXES.
         ------

         Each of the Company and the Subsidiaries has filed all necessary federal, state and foreign income and franchise Tax returns, and has paid all Taxes required to be paid by it prior to or as of the Closing; and other than tax deficiencies which the Company or any Subsidiary is contesting in good faith and for which the Company or such Subsidiary has provided adequate reserves, there is no material Tax deficiency that has been proposed, asserted or assessed against the Company or any of the Subsidiaries.

3.9      TITLE TO ASSETS.
         ----------------

         (a) Each of the Company and the Subsidiaries has good and marketable title to all real property and good title to all personal property described in the Final Memorandum as being owned by it and good and marketable title to a leasehold estate in the real and personal property described in the Final Memorandum as being leased by it free and clear of all Liens or restrictions, except as described in the Final Memorandum.

         (b) All leases, contracts and agreements to which the Company or any of the Subsidiaries is a party or by which any of them is bound are valid and enforceable against the Company or such Subsidiary, and are valid and enforceable against the other party or parties thereto and are in full force and effect.

         (c) The Company and the Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property Rights necessary to conduct the businesses now or proposed to be operated by them as described in the Final Memorandum.

3.10     PROCEEDINGS.
         ------------

         Except as set forth on Schedule 3.10, there is not pending or, to the Knowledge of the Company, threatened any Proceeding to which the Company or any of the Subsidiaries is a party, or to which the property or assets of the Company or any of the Subsidiaries are subject, before or brought by any Governmental Authority.

3.11     CONTRACTS.
         ----------

         (a) Neither the Company nor any of its Subsidiaries is a party to (a) notes, bonds, mortgages, indentures, or material Permits or (b) other material written or oral contracts, agreements, instruments and other understandings, (i) involving annual amounts in excess of $10 million, (ii) that are material to the Company or any of its Subsidiaries, (iii) that are material to the financial condition or results of the operations of the Company and its Subsidiaries or
(iv) that would have been required to be described in a prospectus pursuant to the Securities Act (collectively, the "Material Agreements"), except for those Material Agreements that are described in the Final Memorandum.

         (b) Each Material Agreement constitutes a valid and binding obligation of the Company and/or Subsidiary party thereto and to the Knowledge of the Company is enforceable against such other party in accordance with its terms. Each of the Company and the Subsidiaries have in all material respects performed all of the obligations required to be performed by each of them to date pursuant to the Material Agreements, and there exists no default, or any event which upon the giving of notice or the passage of time, or both, would give rise to a claim of a default in the performance by the Company and the Subsidiaries or, to the Knowledge of the Company, any other party to any of the Material Agreements, except where such default or event, individually or in the aggregate, has not had nor could it reasonably be expected to have a Material Adverse Effect.

3.12     INSURANCE.
         ----------

         Each of the Company and the Subsidiaries carries insurance in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties. The Company has not received any notice that
(i) any of such policies has been or will be canceled or terminated or will not be renewed on substantially the same terms as are now in effect or (ii) the premium on any of such policies will be materially increased on the renewal thereof.

3.13     ERISA.
         ------

         The Company is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder ("ERISA"); no "reportable event" (as defined in ERISA) has occurred with respect to any "pension plan" (as defined in ERISA) for which the Company would have any liability; the Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any "pension plan" or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the "Code"); and each "pension plan" for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

3.14     ACCOUNTING.
         -----------

         The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets;
(iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.15     INVESTMENT COMPANY.
         -------------------

         Neither the Company nor any Subsidiary is an "investment company" within the meaning of such term under the Investment Company Act of 1940 and the rules and regulations of the Commission thereunder.

3.16     SOLVENCY.
         ---------

         Immediately after the consummation of the transactions contemplated by this Agreement, the fair value and present fair saleable value of the assets of each of the Company and the Subsidiaries (each on a consolidated basis) will exceed the sum of its stated liabilities and identified contingent liabilities; none of the Company or the Subsidiaries (each on a consolidated basis) is, nor will any of the Company or the Subsidiaries (each on a consolidated basis) be, after giving effect to the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, (i) left with unreasonably small capital with which to carry on its business as it is proposed to be conducted, (ii) unable to pay its debts (contingent or otherwise) as they mature or (iii) otherwise insolvent.

3.17     PRIVATE SALE.
         -------------

         Assuming the accuracy of the representations of the Purchasers in
Section 4.2, the offering, sale, and issuance of the Applicable Securities, as the case may be, will be, exempt from registration under the Securities Act and applicable state securities laws and the rules and regulations promulgated thereunder. Neither the Company nor any Person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering, sale or issuance of the Applicable Securities has offered the same for sale to, or solicited any offers to buy the same from, or otherwise approached or negotiated with respect thereto, any Person or Persons other than the Purchasers.

3.18     BROKERS.
         --------

         In connection with this transaction, and the closing fee payable to the Purchasers in an amount equal to the amount set forth on Schedule I, none of the Company, any of the Company's Subsidiaries or any of their respective officers, directors, stockholders or employees (or any affiliate of the foregoing) has employed any broker or finder or incurred any actual or potential Liability or obligation, whether direct or indirect, for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

3.19     REGULATORY MATTERS.
         -------------------

         Neither the Company nor any Subsidiary has engaged in any activities which are prohibited, or are cause for civil penalties of mandatory or permissive exclusion from Medicare or Medicaid, under Section 1320a-7, 1320a-7a, 1320a-7b, or 1395nn of Title 42 of the United States Code, the federal CHAMPUS statute, or the regulations promulgated pursuant to such statutes or regulations or related state or local statutes or which are prohibited by any private accrediting organization from which the Company or any of its Subsidiaries seeks accreditation or by generally recognized professional standards of care or conduct. Neither the Company nor to the Knowledge of the Company any other Person who has a direct or indirect control interest in the Company or any Subsidiary or who is an officer, director, [agent or managing employee] of the Company or any Subsidiary: (1) has had a civil monetary penalty assessed against it under Section 1128A of the Social Security Act ("SSA"); (2) has been excluded from participation under the Medicare program or a Federal Health Care Program (as that term is defined in SSA Section 1128(B)(f)); or (3) has been convicted (as that term is defined in 42 C.F.R. (S) 1001.2) of any of the categories of offenses described in SSA Section 1128(a) and (b)(1), (2) and (3).

3.20     Y2K.
         ----

         (a) Except as set forth on Schedule 3.20(a), all computer hardware and software owned, licensed or used by the Company (collectively, the "Computer Products") has been designed to be used prior to, during and after the calendar year 2000 AD, and will operate during each such time period without error relating to date data and date-dependent data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century.

         (b) Without limiting the generality of the foregoing, and at no additional cost to the Company, except as set forth on Schedule 3.20(b):

               (i) each Computer Product will not abnormally end or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century;

               (ii) each Computer Product has been designed to ensure year 2000 compatibility, including, but not limited to, date data century recognition, calculations which accommodate same century and multi-century formulas and date values and date data interface values that reflect the century; and

               (iii) each Computer Product (A) manages and manipulates data involving dates, including single century formulas and multi-century formulas, and will not cause an abnormally ending scenario within the application or generate incorrect values or invalid results involving such dates, (B) provides that all date-related user interface functionalities and data fields include the indication of century and (C) provides that all date-related data interface functionalities include the indication of century.


         (c) At Purchaser's request and upon reasonable notice, the Company will provide written evidence sufficient to demonstrate adequate testing and conversion of each Computer Product to meet the foregoing requirements.


3.21     INCORPORATION OF NOVACARE PURCHASE AGREEMENT.
         ---------------------------------------------

         The Company hereby makes to the Purchasers each of the representations and warranties contained in Section II of the NovaCare Purchase Agreement, and such representations and warranties, as so made by the Company, shall be incorporated into this Agreement by reference as if set forth in full herein.

3.22     CERTIFICATES OF OFFICERS.
         -------------------------

         Any certificate signed by any officer of the Company or any Subsidiary and delivered to any Purchaser or to counsel for the Purchasers shall be deemed a joint and several representation and warranty by the Company and each of the Subsidiaries to each Purchaser as to the matters covered thereby.


                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

         Each Purchaser represents and warrants to the Company as to itself severally, and not jointly as to any other Purchaser, as of the date hereof, as follows:

4.1      AUTHORIZATION OF THE DOCUMENTS.
         -------------------------------

         Such Purchaser has all requisite power and authority to execute, deliver and perform the Documents to which it is a party and the transactions contemplated thereby, and the execution, delivery and performance by such Purchaser of the Documents to which it is a party have been duly authorized by all requisite action by such Purchaser. This Agreement has been duly executed and delivered by such Purchaser and this Agreement constitutes and, when executed and delivered by such Purchaser (assuming the due authorization, execution and delivery by the other parties thereto), each other Document to which such Purchaser is a party will constitute, a valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws and subject to general principles of equity.

4.2      INVESTMENT REPRESENTATIONS.
         ---------------------------

         Solely for establishing that the sale or issuance of the Redeemable Preferred Stock and, if applicable, the other Applicable Securities (if any), to such Purchaser, is exempt from the registration requirements of the Securities Act and comparable provisions of state blue-sky laws and not in any way to mitigate the responsibility or Liability of the Company for any breach of the representations and warranties made by it in this

Agreement, on which such Purchaser is relying in full in connection with its decision to invest in the Company:

         (a) Such Purchaser is acquiring the shares of Redeemable Preferred Stock for its own account, for investment and not with a view to the distribution thereof in violation of the Securities Act or applicable state securities laws.

         (b) Such Purchaser understands that (i) the Applicable Securities have not been registered under the Securities Act or applicable state securities laws by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws and (ii) the Applicable Securities must be held by such Purchaser indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from such registration.

         (c) Such Purchaser further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales of Securities acquired hereunder in limited amounts.

         (d) Such Purchaser has not employed any broker or finder in connection with the transactions contemplated by this Agreement.

         (e) Such Purchaser is an "accredited investor" (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act). Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of this investment. Such Purchaser's representations in this subsection shall in no way limit the enforceability of any representations made by the Company in any of the Documents to which it is a party.

         (f) Such Purchaser was not formed for the purpose of consummating the transactions contemplated hereby.


                                   ARTICLE V
                             CONDITIONS TO CLOSING

5.1      CONDITIONS TO PURCHASERS' OBLIGATIONS.
         --------------------------------------

         The obligation of each Purchaser to purchase and pay for the Securities to be purchased hereunder at the Closing is subject to the satisfaction of the following conditions precedent (unless waived by such Purchaser):

         (a) The Company shall have filed the Certificate of Designations with and such filing shall have been accepted by the Secretary of State of the State of Delaware.

         (b) The Company shall have duly issued and delivered to each Purchaser a certificate for the number of shares of Redeemable Preferred Stock purchased by such Purchaser.

         (c) The Company shall have duly executed and delivered to each Purchaser the Investor Rights Agreement.

         (d) The Company shall have executed and delivered to Chase and Paribas a Regulation Y Letter.

         (e) The Company shall have performed its obligations under, and shall have complied with, all the covenants and agreements set forth in this Agreement and all representations and warranties contained in Article III shall be true and correct in all material respects (except those representations and warranties that are qualified as to materiality, which shall be true and correct in all respects) as of the date hereof and at and as of the Closing Date with the same effect as if such representations and warranties had been made at and as of the Closing Date, and each Purchaser shall have received a certificate to that effect signed by an officer of the Company.

         (f) Each Purchaser shall have received an opinion from Freedman, Levy, Kroll & Simonds, counsel to the Company, in a form acceptable to the Purchasers.

         (g) Each Purchaser shall have received a certificate from the Secretary or an Assistant Secretary of the Company, dated as of the Closing Date, certifying (i) that true and complete copies of the Fundamental Documents of the Company as in effect on the Closing Date are attached thereto, (ii) as to the incumbency and genuineness of the signatures of each Person executing this Agreement and the other Documents on behalf of the Company and (iii) the genuineness of the resolutions (attached thereto) of the board of directors or similar governing body of the Company authorizing the execution, delivery and performance of this Agreement and the other Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby.

         (h) The Company shall have filed with the Secretary of State of the State of Delaware a certificate of cancellation canceling all series of preferred stock other than the Redeemable Preferred Stock.

         (i) The Company shall have paid to each Purchaser a closing fee equal to the amount set forth opposite such Purchaser's name on Schedule I and shall have paid all fees and expenses of O'Sullivan Graev & Karabell, LLP, counsel to Chase, and White & Case, counsel to Paribas.

         (j) Each of the conditions to the obligations of the Company under the NovaCare Purchase Agreement shall have been satisfied, the Company shall not have delivered a notice of mandatory redemption to the holders of the Senior Subordinated Notes, each of the conditions to the Lenders' obligations set forth in the Credit Agreement shall have been satisfied or waived and each Purchaser shall have received a certificate from an officer of the Company certifying to the foregoing.

5.2      CONDITIONS TO THE COMPANY'S OBLIGATIONS.
         ----------------------------------------

         The obligation of the Company to issue the shares of Redeemable Preferred Stock to the Purchasers at the Closing is subject to the satisfaction of the following conditions precedent (unless waived by the Company).

         (a) Each Purchaser shall have delivered to the Company by wire transfer, of immediately available funds to an account or accounts designated by the Company, an aggregate amount equal to the purchase price for the shares of Redeemable Preferred Stock being purchased by such Purchaser.

         (b) Each of the conditions to the obligations of the Company under the NovaCare Purchase Agreement shall have been satisfied, the Company shall not have delivered a notice of mandatory redemption to the holders of the Senior Subordinated Notes and each of the conditions to the Lenders' obligations set forth in the Credit Agreement shall have been satisfied or waived.


                                   ARTICLE VI
                                INDEMNIFICATION

6.1      SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS, ETC.
         -----------------------------------------------------------------------

         All statements contained in this Agreement or any other Document or any closing certificate delivered by the Company or the Purchasers, pursuant to this Agreement or in connection with the transactions contemplated by this Agreement (each, a "Closing Certificate"), shall constitute representations and warranties by the Company, or the Purchasers, as applicable, under this Agreement. Notwithstanding any investigation made at any time by or on behalf of any party hereto, all representations and warranties contained in this Agreement or made in writing by or on behalf of the Company, or a Purchaser, in connection with the transactions contemplated by this Agreement shall survive the Closing until the third anniversary of the Closing Date, provided however, that the representations and warranties contained in Sections 3.2, 3.3 and 3.4 shall survive the Closing indefinitely, the representation and warranties contained in
3.8 shall survive the Closing and continue in full force and effect until the sixtieth day after the expiration of the statute of limitations applicable to the matters covered thereby and the representations and warranties contained in
Section 3.20 shall survive the Closing until such time as they survive under the NovaCare Purchase Agreement.

6.2      INDEMNIFICATION.
         ----------------

         (a) In addition to all other rights and remedies available to the Purchasers, the Company shall indemnify, defend and hold harmless each Purchaser and its affiliates and their respective partners, officers, directors, employees, agents and representatives (collectively, the "Purchaser Representatives"; and together with such Purchaser, the "Purchaser Indemnified Persons") against all Losses (without giving effect to any qualification as to materiality), and none of the Purchaser Indemnified Persons shall be liable to the Company or any other stockholder of the Company for or with respect to any and all Losses, together with all costs and expenses (including legal and accounting fees and expenses) related thereto or incurred in enforcing this Article VI, (i) arising from the untruth, inaccuracy or breach of any of the representations or warranties of the Company contained in any Document or Closing Certificate or any facts or circumstances constituting any such untruth, inaccuracy or breach,
(ii) arising from the breach of any covenant or agreement of the Company contained in any Document or Closing Certificate or any facts or circumstances constituting such breach, or (iii) arising from any Claim, except for any Claim made by the Company against such Purchaser pursuant to Section 6.2(b) (whenever made), resulting from or caused by any transaction, status, event, condition, occurrence or situation relating to, arising out of or in connection with (A) the status of, or conduct of the business and affairs of, the Company or (B) the execution, delivery and performance of this Agreement and the other Documents and the related documents and agreements contemplated hereby and thereby. Notwithstanding the foregoing, and subject to the following part of this sentence, upon judicial determination, which is final and no longer appealable, that the act or omission giving rise to the indemnification pursuant to Section 6.2(a)(iii) resulted primarily out of or was based primarily upon the indemnified party's gross negligence, fraud or willful misconduct, (unless such action was based upon the indemnified party's reliance in good faith upon any of the representations, warranties, covenants or promises made by the Company herein, or in the Documents), the Company shall not be responsible for any Losses sought to be indemnified in connection therewith, and the Company shall be entitled to recover from the indemnified party all amounts previously paid in full or partial satisfaction of such indemnity, together with all costs and expenses of the Company reasonably incurred in effecting such recovery, if any.

         (b) In addition to all other rights and remedies available to the Company, each Purchaser severally as to itself only and not as to any other Purchaser, shall indemnify, defend and hold harmless the Company and its officers, directors, employees, agents and representatives (collectively, the "Company Indemnified Persons,") against all Losses, together with all reasonable out-of-pocket costs and expenses (including legal and accounting fees and expenses) related thereto or incurred in enforcing this Article VI, (i) arising from the untruth, inaccuracy or breach of any of the representations or warranties of such Purchaser contained in any Document or Closing Certificate or any facts or circumstances constituting such untruth, inaccuracy or breach or
(ii) arising from the breach of any covenant or agreement of such Purchaser contained in any Document or Closing Certificate or any facts or circumstances constituting such breach.

         (c) If for any reason the indemnity provided for in this Section is unavailable to any Indemnified Person or is insufficient to hold each such Indemnified Person harmless from all such Losses arising with respect to the transactions contemplated by this Agreement, then the Indemnifying Persons shall contribute to the amount paid or payable for such Losses in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Persons on the one hand and such Indemnified Person on the other but also the relative fault of the Indemnifying Persons and the Indemnified Person as well as any relevant equitable considerations. In addition, the Indemnifying Persons shall reimburse any Indemnified Person upon demand for all reasonable expenses (including reasonable fees of legal counsel) incurred by such Indemnified Person in connection with investigating, preparing for or defending any such action or claim. The indemnity, contribution and expenses reimbursement obligations that the Indemnifying Persons have under this Article VI shall be in addition to any Liability that the Indemnifying Persons may otherwise have. The Indemnifying Persons further agree that the indemnification and reimbursement commitments set forth in this Agreement shall apply whether or not the Indemnified Person is a formal party to any such Claim.

         (d) Any indemnification of an Indemnified Person by Indemnifying Persons pursuant to this Section shall be effected by wire transfer of immediately available funds from the Indemnifying Persons to an account designated by the Indemnified Person within 15 days after the determination thereof.

         (e) All indemnification rights hereunder shall survive the execution and delivery of the Documents and the consummation of the transactions contemplated herein and therein indefinitely, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of the Purchaser and/or any of the other Indemnified Parties or the acceptance by the Purchaser of any certificate or opinion.

         (f) By executing this Agreement, the Company (i) agrees that no Purchaser Indemnified Person shall have any Liability to the Company or its Subsidiaries pursuant to this Agreement, the other Documents or the transactions contemplated hereby or thereby (the "Covered Conduct") except (A) as provided in
Section 6.2(b), and (B) to the extent that a court of competent jurisdiction shall have determined by final judgment, no longer subject to appeal, that the losses resulting from such Covered Conduct primarily resulted from or were based primarily upon such Purchaser Indemnified Person's willful misconduct or gross negligence, (ii) agrees that it will not make under any circumstances, and it will cause it Subsidiaries not to make under any circumstances, any claim against any Purchaser Indemnified Person, with respect to a Claim or Loss with respect to which such Person is entitled to indemnification hereunder, for any special, indirect or consequential damages in respect of any breach or wrongful conduct (whether the claim therefore is based on contract, tort or duty imposed by law) in connection with, arising out of or in any way related to, the transactions contemplated by and the relationship established by this Agreement, the other Documents or the transactions contemplated hereby or thereby, or any act, omission or event occurring in connection therewith, and (iii) waives, releases and agrees not to sue upon, and it agrees to cause its Subsidiaries not to sue upon any such Claim, for any such damages, whether or not accrued and whether or not known or suspected to exist in any such party's favor.


                                  ARTICLE VII
                             TRANSFER OF SECURITIES


7.1      RESTRICTION ON TRANSFER.
         ------------------------

         The Applicable Securities shall not be transferable except upon the conditions specified in this Article VII, which conditions are intended to insure compliance with the provisions of the Securities Act in respect of the transfer thereof.

7.2      RESTRICTIVE LEGENDS.
         --------------------

         Each certificate evidencing the Applicable Securities and each certificate for any such securities issued to subsequent transferees of any such certificate shall (unless otherwise permitted by the provisions of Section 7.3 hereof) be stamped or otherwise imprinted with a legend in substantially the following form:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR APPLICABLE STATE BLUE SKY LAWS. ADDITIONALLY, THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE SECURITIES PURCHASE AGREEMENT DATED AS OF JUNE 16, 1999, AMONG THE ISSUER HEREOF AND CERTAIN OTHER SIGNATORIES THERETO, AND NO TRANSFER OF THESE SECURITIES SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER HEREOF."

7.3      NOTICE OF TRANSFER.
         -------------------

         (a) The holder of any Applicable Securities, by acceptance thereof agrees, prior to any transfer of any Applicable Securities, to give written notice to the Company of such holder's intention to effect such transfer and to comply in all other respects with the provisions of this Section 7.3. Each such notice shall describe the manner and circumstances of the proposed transfer and shall be accompanied by the written opinion, addressed to the Company, of counsel for the holder of Applicable Securities, as to whether in the opinion of such counsel (which opinion and counsel shall be reasonably satisfactory to the Company) such proposed transfer involves a transaction requiring registration of such Applicable Securities under the Securities Act; provided, however, that (i) in the case of a holder of Applicable Securities which is a partnership, no such opinion of counsel shall be necessary for a transfer by such holder of Applicable Securities to a partner of such holder of Applicable Securities, or a retired partner of such holder who retires after the date hereof, or the estate of any such partner or retired partner, if in each case the transferee agrees in writing to be subject to the terms of this Article VII to the same extent as if such transferee were originally a signatory to this Agreement, (ii) in the case of a holder of Applicable Securities which is a corporation, no such opinion of counsel shall be necessary for a transfer by such holder of Applicable Securities to an Affiliate, officer or director of such corporation and (iii) no such opinion shall be required in connection with a transfer pursuant to Rule 144 (as amended from time to time) promulgated under the Securities Act (or successor rule thereto), provided, that the Company, shall be provided with customary written representations relating to such transaction.

         (b) If in the opinion of such counsel (if such opinion is required hereunder) the proposed transfer of Applicable Securities may be effected without registration under the Securities Act, the holder of Applicable Securities shall thereupon be entitled to transfer Applicable Securities in accordance with the terms of the notice delivered by it to the Company.

         (c) Each certificate or other instrument evidencing the securities issued upon the transfer of any Applicable Securities (and each certificate or other instrument evidencing any untransferred balance of such securities) shall bear the legend set forth in Section 7.2 hereof unless (i) in the opinion of such counsel registration of future transfer is not required by the applicable provisions of the Securities Act or (ii) the Company shall have waived the requirement of such legends; provided, however, that such legend shall not be required on any certificate or other instrument evidencing the securities issued upon such transfer in the event such transfer shall be made in compliance with the requirements of Rule 144 (as amended from time to time) promulgated under the Securities Act (or successor rule thereto).

7.4      TRANSFER PURSUANT TO RULE 144.
         ------------------------------

         The Company agrees to make publicly available the current information with respect to the Company that is required by Rule 144(c) under the Securities Act and otherwise to take any other action or to execute any certificates necessary to permit a transfer by any holder of Applicable Securities to qualify for the exemption set forth in Rule 144. Without limiting the foregoing, if such information is not publicly available, then, upon a holder's request, the Company will provide such information to such holder or any prospective purchaser designated by such holder.


                                  ARTICLE VIII
                      ADDITIONAL AGREEMENTS OF THE COMPANY

8.1      ESCROW OF PROCEEDS OF SENIOR SUBORDINATED NOTES.
         ------------------------------------------------

         The Company will deposit the net proceeds from the sale of the Senior Subordinated Notes with the Trustee in a special account established under the Indenture, pending the closing of the transactions contemplated by the NovaCare Purchase Agreement. Upon the Closing, the Company will apply the net proceeds from the sale of the Senior Subordinated Notes as set forth under "Sources and Uses of Funds" in the Final Memorandum.

8.2      CONDUCT PENDING CLOSING.
         ------------------------

         (a) From the date hereof to the Closing Date, the Company shall, and shall cause each Subsidiary to, carry on its business in the ordinary course consistent with past practice and use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees and others having significant business dealings with it. Without limiting the generality of the foregoing, from the date hereof to the Closing Date, the Company shall not and shall cause each Subsidiary not to (except as expressly permitted by this Agreement or with the Purchaser's consent) (i) take any action or omit to take any action which would or reasonably could be expected to cause any of the representations and warranties contained in Article III to be untrue as of the Closing Date as if made as of the Closing Date or (ii) take any action which is not expressly permitted under Section 3.3 of the Certificate of Designations.

         (b) The Company shall use its best efforts to ensure that all conditions to the Closing set forth in Section 5.1 are satisfied on or prior to the Closing Date, including executing and delivering all documents required to be delivered by the Company at the Closing and taking any and all actions which may be necessary on its part to cause each other party to the Documents to so execute and deliver each Document.

8.3      EXISTING WARRANTS AND COMMON STOCK.
         -----------------------------------

         (a) The Company acknowledges and consents to any transfer by Chase Venture Capital Associates, L.P. ("CVCA") of any and all shares of Common Stock of the Company and/or any and all warrants to purchase shares of Common Stock of the Company held by CVCA to Chase or any of Chase's affiliates.

         (b) Simultaneously with the effectiveness of the Charter Amendment, the Company shall amend each outstanding warrant to purchase shares of Common Stock held by Chase or any of its affiliates to cause such warrant to be exercisable for (i) shares of Non-Voting Common Stock or (ii) shares of Voting Common Stock (to the extent that shares of Non-Voting Common Stock could be converted by such holder into shares of Voting Common Stock). Each such amendment shall contain such other terms and conditions as shall be reasonably satisfactory to Chase and the Company.

         (c) If the Convertibility Effective Date has not occurred prior to December 31, 1999, the Company shall create a new series of non-voting preferred stock (the "Junior Preferred Stock"). The Junior Preferred Stock shall be substantially similar to the Non-Voting Common Stock, except that upon any Liquidation of the Company, (i) the holders thereof shall be entitled to a receive before any payment shall be made to the holders of any shares of Common Stock the greater of (A) $1.00 per share and (B) the amount that such holders would have received assuming that the Charter Amendment had been approved prior to such Liquidation and such holders had exercised their warrants to purchase shares of Non-Voting Common Stock) and (ii) the shares of Junior Preferred Stock shall rank junior to the Redeemable Preferred Stock. Without limiting the foregoing, the Junior Preferred Stock shall not be redeemable, the holders of Junior Preferred Stock shall be entitled to receive dividends to the same extent as the holders of shares of Voting Common Stock are entitled to receive dividends, the holders of shares of Junior Preferred Stock shall not have any preference over shares of Common Stock with respect to the payment of dividends and the Junior Preferred Stock shall contain such other terms and conditions as are reasonably satisfactory to the Purchasers and the Company. If the Charter Amendment shall not have become effective on or prior to

December 31, 1999, the Company shall amend each outstanding warrant to purchase shares of Common Stock held by Chase or any of its affiliates to cause such warrant to be exercisable from and after such date for shares of either (x) Junior Preferred Stock or (y) shares of Voting Common Stock to the extent that shares of Non-Voting Common Stock, if issued, could have been converted by such holder into shares of Voting Common Stock.

         (d) Prior to the Convertibility Effective Date, Chase will not exercise any warrant held by it if after giving effect to such conversion, Chase would own in excess of the maximum amount of Voting Common Stock as is permissible under Applicable Law.

8.4      AMENDMENT OF BY-LAWS.
         ---------------------

         The Company shall amend the by-laws of the Company to provide for the rights granted to the Investors pursuant to the Certificate of Designations and the Investor Rights Agreement. Without limiting the foregoing, the by-laws of the Company shall provide (a) for the directors elected by the Investors pursuant to the Certificate of Designations to be included on the Board's committees from and after the occurrence of an Event of Non-Compliance, (b) for the board observation rights in accordance with the terms and conditions set forth in the Investor Rights Agreement and (c) that meetings of the Board or any committee thereof may be held by telephone conference call.


                                   ARTICLE IX
                                  MISCELLANEOUS

9.1      FEES.
         -----

         (a) The Company will pay, and save the Purchasers harmless against all Liability, whether or not the Closing hereunder occurs, for the payment of, (i) all costs and other expenses incurred from time to time by the Company in connection with the Company's performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with (including the reasonable costs and expenses of counsel incurred in connection with the review and preparation of the Documents), (ii) the actual and reasonable out-of-pocket costs and expenses incurred by the Purchasers in connection with the transactions contemplated hereby, including reasonable fees, expenses and charges of O'Sullivan Graev & Karabell, LLP (counsel to Chase) and White & Case (counsel to Paribas), (iii) the reasonable costs and expenses (including fees, expenses and charges of counsel) incurred by the Purchasers in connection with any amendment or waiver of, or enforcement of, any Document relating to the transactions contemplated hereby and (iv) the reasonable costs and expenses incurred by each Purchaser in any filing with any Governmental Authority with respect to its investment in the Company or in any other filing with any Governmental Authority with respect to the Company that mentions such Purchaser.

         (b) The Company further agrees that it will pay, and will save the Purchasers harmless from, any and all Liability with respect to any stamp or similar taxes which may be determined to be payable in connection with the execution and delivery and performance of the Documents or any modification, amendment or alteration of the terms or provisions of the Documents, and that it will similarly pay and hold the Purchasers harmless from all issue taxes in respect of the issuance of any Applicable Securities to the Purchasers.

         (c) The Company further agrees to pay to each Purchaser the fees set forth in Schedule I opposite such Purchaser's name.

         (d) Notwithstanding anything to the contrary set forth in this Agreement, any fees, expenses, costs or charges which are payable by the Company pursuant to this Section 9.1 may be paid by the applicable Purchaser by set-off by reducing the consideration to be paid at the Closing in respect of the shares of Redeemable Preferred Stock to be purchased by such Purchaser. Notwithstanding any such set-off, such shares shall be fully paid and non-assessable.

9.2      FURTHER ASSURANCES.
         -------------------

         The Company shall duly execute and deliver, or cause to be duly executed and delivered, at its own cost and expense, such further instruments and documents and to take all such action, in each case as may be necessary or proper in the reasonable judgment of the Purchasers to carry out the provisions and purposes of the Agreement and the other Documents.

9.3      REMEDIES.
         ---------

         In case any one or more of the representations, warranties, covenants and/or agreements set forth in this Agreement shall have been breached by the Company, the Purchasers (or any Purchaser) may proceed to protect and enforce its or their rights either by suit in equity and/or by action at law, including an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement.

9.4      SUCCESSORS AND ASSIGNS.
         -----------------------

         This Agreement shall bind and inure to the benefit of the Company and the Purchasers and their respective successors, assigns, heirs and personal representatives. Upon any transfer of any Applicable Securities, the transferee shall be bound by, and entitled to the benefits of, this Agreement with respect to such transferred Securities in the same manner as the transferring Purchaser.

9.5      ENTIRE AGREEMENT.
         -----------------

         This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

9.6      NOTICES.
         --------

         All notices and other communications delivered hereunder (whether or not required to be delivered hereunder) shall be deemed to be sufficient and duly given if contained in a written instrument (a) personally delivered, (b) sent by telecopier, (c) sent by nationally-recognized overnight courier guaranteeing next Business Day delivery or (d) sent by first class registered or certified mail, postage prepaid, return receipt requested, in each case addressed as follows:

                  if to the Company, to:

                  Hanger Orthopedic Group, Inc.
                  7700 Old Georgetown Road
                  Bethesda, MD  20814
                  Telephone:  (301) 986-0701
                  Telecopier:  (301) 652-8307
                  Attention:  Mr. Richard Stein, Secretary

                  with a copy to:

                  Freedman, Levy, Kroll & Simonds
                  1050 Connecticut Avenue, NW, Suite 825
                  Washington, DC 20036-5366
                  Telephone:  (202) 457-5102
                  Telecopier:  (202) 457-5151
                  Attention:  Jay W. Freedman, Esq.

if to any Purchaser, to him, her or it at his, her or its address set forth on
Schedule I attached hereto;

                  with a copy to:

                  O'Sullivan Graev & Karabell, LLP
                  30 Rockefeller Plaza
                  New York, NY  10112
                  Telephone:  (212) 408-2400
                  Telecopier: (212) 728-5950
                  Attention:  Harvey M. Eisenberg, Esq.

or to such other address as the party to whom such notice or other communication is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received
(i) when delivered, if personally delivered, (ii) when sent, if sent by telecopy on a Business Day (or, if not sent on a Business Day, on the next Business Day after the date sent by telecopy), (iii) on the next Business Day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next Business Day delivery, and (iv) on the fifth Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail.

9.7      AMENDMENTS, MODIFICATIONS AND WAIVERS.
         --------------------------------------

         The terms and provisions of this Agreement may not be modified or amended, nor may any of the provisions hereof be waived, temporarily or permanently, except pursuant to a written instrument executed by the Company and the Requisite Senior Holders; provided however that any such amendment, modification or waiver that would adversely affect the rights hereunder of any Purchaser, in its capacity as a Purchaser, without similarly affecting the rights hereunder of all Purchasers, in their capacities as Purchasers, shall not be effective as to such Purchaser without its prior written consent. No waiver by any party shall operate or be construed as a waiver of any subsequent breach by any other party.

9.8      GOVERNING LAW; WAIVER OF JURY TRIAL.
         ------------------------------------

         All questions concerning the construction, interpretation and validity of the Documents shall be governed by and construed and enforced in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether in the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of the Documents, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

         BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

9.9      NO THIRD PARTY RELIANCE.
         ------------------------

         Anything contained herein to the contrary notwithstanding, the representations and warranties of the Company contained in this Agreement (a) are being given by the Company as an inducement to the Purchasers to enter into this Agreement and the other Documents (and the Company acknowledges that the Purchasers have expressly relied thereon) and (b) are solely for the benefit of the Purchasers. Accordingly, no third party (including, without limitation, any holder of capital stock of the Company) or anyone acting on behalf of any thereof other than the Purchasers, and each of them, shall be a third party or other beneficiary of such representations and warranties and no such third party shall have any rights of contribution against the Purchasers or the Company with respect to such representations or warranties or any matter subject to or resulting in indemnification under this Agreement or otherwise.

9.10     SUBMISSION TO JURISDICTION.
         ---------------------------

         Any legal action or proceeding with respect to this Agreement or the other Documents may be brought in the courts of the State of New York and the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Company hereby irrevocably waives, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. The Company hereby irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address as set forth herein. Nothing herein shall affect the right of the Purchasers to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

9.11     SEVERABILITY.
         -------------

         It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

9.12     INDEPENDENCE OF AGREEMENTS, COVENANTS, REPRESENTATIONS AND WARRANTIES.
         ----------------------------------------------------------------------

         All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

9.13     COUNTERPARTS; FACSIMILE SIGNATURES.
         -----------------------------------

         This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile counterpart signatures to this Agreement shall be acceptable and binding.



                                     * * * *

                  IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the date first above written.

                              HANGER ORTHOPEDIC GROUP, INC.


                              By:    ______________________________
                                     Name:
                                     Title:



                              PURCHASERS

                              CHASE EQUITY ASSOCIATES, L.P.
                              By:   Chase Capital Partners,
                                    its General Partner


                              By:    ______________________________
                                     Name:
                                     Title:



                              PARIBAS NORTH AMERICA, INC.


                              By:    ______________________________
                                     Name:
                                     Title:

                                   SCHEDULE I

-------------------------------------------------------------------------------------------------------------------------
                                                                          AGGREGATE
          NAME AND ADDRESS                NUMBER OF SHARES             PRICE OF SHARES               CLOSING FEE

-------------------------------------------------------------------------------------------------------------------------
CHASE EQUITY ASSOCIATES, L.P.                  50,000                    $50,000,000                  $500,000
c/o Chase Capital Partners
380 Madison Avenue,
12th Floor
New York, NY  10017
Attention: Eric Green
Tel:  (212) 622-3100
Fax:  (212) 622-3101
-------------------------------------------------------------------------------------------------------------------------

PARIBAS NORTH AMERICA, INC.                    10,000                    $10,000,000                  $100,000
787 7th Avenue, 32nd Floor
New York, NY  10019
Attention:  Donald Ercole
Tel:  (212) 841-2540
Fax:  (212) 841-2363

-------------------------------------------------------------------------------------------------------------------------

TOTAL                                          60,000                    $60,000,000                  $600,000

-------------------------------------------------------------------------------------------------------------------------
